                                                                     EXHIBIT 2.1

                           AGREEMENT OF MERGER AND

                            AMALGAMATION PROPOSAL

                                      BY

                                     AND

                                    AMONG

                       PHOENIX INTERNATIONAL LTD., INC.

                          HAMPTON RESOURCES LIMITED,

                           PSL ACQUISITION LIMITED,

                                     AND

                              BRIAN LEIGH THOMAS

                                     AND

                          ELIZABETH CAROLYN SWANSTON


                                                     Dated As Of May 15, 1997


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                                TABLE OF CONTENTS

                                                                                                         Page

ARTICLE 1 - THE SHARE EXCHANGE...........................................................................  1
         1.1   Shares to be Exchanged....................................................................  1
         1.2   Closing...................................................................................  2
         1.3   Exchange of Certificates..................................................................  3

ARTICLE 2 - THE MERGER AND AMALGAMATION..................................................................  4
         2.1   The Merger and Amalgamation...............................................................  4
         2.2   Effective Time............................................................................  4
         2.3   Effect of Merger and Amalgamation.........................................................  4

ARTICLE 3 - RULES OF CONSTRUCTION........................................................................  5

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLER AND
SHAREHOLDERS.............................................................................................  7
         4.1   Corporate Organization....................................................................  7
         4.2   Capitalization............................................................................  8
         4.3   Authority; No Violation...................................................................  8
         4.4   Financial Statements......................................................................  9
         4.5   Broker's and Other Fees................................................................... 10
         4.6   Absence of Certain Changes or Events...................................................... 11
         4.7   Legal Proceedings......................................................................... 11
         4.8   Taxes and Tax Returns..................................................................... 11
         4.9   Employee Benefit Plans and Relations...................................................... 12
         4.10  Compliance with Applicable Laws........................................................... 13
         4.11  Certain Contracts......................................................................... 13
         4.12  Properties and Insurance.................................................................. 15
         4.13  Environmental Matters..................................................................... 15
         4.14  Intellectual Property..................................................................... 16
               (a)      Ownership........................................................................ 16
               (b)      Procedures for Copyright Protection.............................................. 16
               (c)      Procedures for Trade Secret Protection........................................... 16
               (d)      Ownership of Software............................................................ 17
               (e)      Absence of Claims................................................................ 17
         4.15  Adequacy of Technical Documentation....................................................... 17
         4.16  Third-Party Components in Software........................................................ 18
         4.17  Third-Party Interests or Marketing Rights in Software..................................... 18



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
         4.18  No Parachute Payments..................................................................... 18
         4.19  Absence of Certain Agreements and Practices............................................... 18
         4.20  Major Vendors and Customers............................................................... 19
         4.21  Accounts Receivable....................................................................... 19
         4.22  Indemnification Claims.................................................................... 19
         4.23  Solvency.................................................................................. 20
         4.24  Note...................................................................................... 20
         4.25  Disclosure................................................................................ 20

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB................................................................................. 20
         5.1   Corporate Organization.................................................................... 21
         5.2   Capitalization............................................................................ 21
         5.3   Authority; No Violation................................................................... 22
         5.4   Parent SEC Documents; Financial Statements................................................ 23
         5.5   Broker's and Other Fees................................................................... 24
         5.6   Absence of Certain Changes or Events...................................................... 24
         5.7   Legal Proceedings......................................................................... 24
         5.8   Taxes and Tax Returns..................................................................... 25
         5.9   Compliance With Applicable Law............................................................ 25
         5.10  Certain Contracts......................................................................... 26
         5.11  Ownership of Seller ordinary shares....................................................... 26
         5.12  Parent Common Stock....................................................................... 26
         5.13  Transferability of Parent Common Stock.................................................... 26
         5.14  Disclosures............................................................................... 27

ARTICLE 6 - COVENANTS OF THE PARTIES..................................................................... 27
         6.1   Conduct of Business....................................................................... 27
         6.2   Negative Covenants........................................................................ 28
         6.3   No Solicitation........................................................................... 30
         6.4   Current Information....................................................................... 31
         6.5   Access to Properties and Records; Confidentiality......................................... 31
         6.6   Regulatory Matters........................................................................ 32
         6.7   Approval of Shareholders.................................................................. 34
         6.8   Further Assurances........................................................................ 35
         6.9   Public Announcements...................................................................... 35
         6.10  Failure to Fulfil Conditions.............................................................. 35
         6.11  Disclosure Supplements.................................................................... 35
         6.12  Affiliates................................................................................ 36
         6.13  Pooling of Interests...................................................................... 36


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
         6.14   Survival.................................................................................. 36
         6.15   Withholding Rights........................................................................ 37

ARTICLE 7 - CLOSING CONDITIONS............................................................................ 37
         7.1    Conditions of Each Party's Obligations Under this Agreement............................... 37
                (a)      Approvals and Regulatory Filings................................................. 37
                (b)      Suits and Proceedings............................................................ 37
                (c)      Tax Opinion...................................................................... 38
                (d)      No Material Changes.............................................................. 38
                (e)      Closing Deliveries by the Exchange Agent......................................... 38
                (f)      Employment Agreements............................................................ 38
                (g)      Option Agreements................................................................ 38
                (h)      Regulation S Agreement........................................................... 38
                (i)      Pooling Letter................................................................... 38
         7.2    Conditions to the Obligations of Parent and Merger Sub Under
                this Agreement............................................................................ 39
                (a)      Representations and Warranties; Performance of
                         Obligations of Seller and its Subsidiaries....................................... 39
                (b)      Opinion of Counsel............................................................... 39
                (c)      Certificates..................................................................... 39
                (d)      Investigation.................................................................... 40
         7.3    Conditions to the Obligations of Seller Under this Agreement.............................. 40
                (a)      Representations and Warranties; Performance of
                         Obligations of Parent............................................................ 40
                (b)      Opinion of Counsel to Parent..................................................... 40
                (c)      Certificates..................................................................... 40
                (d)      No Material Changes.............................................................. 41

ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER............................................................. 41
         8.1    Termination............................................................................... 41
         8.2    Effect of Termination..................................................................... 42
         8.3    Amendment................................................................................. 42
         8.4    Extension; Waiver......................................................................... 42

ARTICLE 9 - INDEMNIFICATION............................................................................... 43
         9.1    Indemnification by Shareholders........................................................... 43
         9.2    Indemnification by Parent................................................................. 43
         9.3    Manner of Indemnification by Shareholders................................................. 44
         9.4    Procedure for Third-Party Claims.......................................................... 44



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
ARTICLE 10 - MISCELLANEOUS............................................................................... 46
         10.1  Expenses.................................................................................. 46
         10.2  Notices................................................................................... 46
         10.3  Parties in Interest....................................................................... 48
         10.4  Entire Agreement.......................................................................... 49
         10.5  Counterparts.............................................................................. 49
         10.6  Joint and Several Liability............................................................... 49
         10.7  Arbitration............................................................................... 49
         10.8  Invalidity of any Part.................................................................... 50

SCHEDULES AND EXHIBITS................................................................................... 53




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                  AGREEMENT OF MERGER AND AMALGAMATION PROPOSAL

          THIS AGREEMENT OF MERGER AND AMALGAMATION PROPOSAL, dated as of this 15th day of May, 1997 (the "AGREEMENT"), is by and among Phoenix International Ltd., Inc., a Florida corporation ("PARENT"), PSL Acquisition Limited, a New Zealand corporation and the wholly-owned subsidiary of Parent ("MERGER SUB"), Hampton Resources Limited, a New Zealand corporation ("SELLER"), which owns all of the outstanding ordinary shares of each of Priority Solutions Limited and Priority Solutions International Limited (together, the "PRIORITY SUBS"), each of which is a New Zealand corporation, and Mr. Brian Leigh ("Ted") Thomas and Ms. Elizabeth Carolyn ("Liz") Swanston, individual residents of New Zealand (each a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS").

          WHEREAS, Parent, Merger Sub and Seller desire to combine their respective businesses, and the Board of Directors of Parent, Merger Sub and Seller have each determined, based upon the terms and conditions hereinafter set forth, that the combination is in the best interests of all the parties to this Agreement and their respective shareholders; and

          WHEREAS, this Agreement provides for the strategic combination of Merger Sub, Seller, and the Priority Subs in furtherance of the parties' long-term strategic plans; and

          WHEREAS, the combination will be accomplished by exchanging shares of Parent for all of the outstanding shares of Seller and immediately thereafter merging and amalgamating Seller and the Priority Subs with and into Merger Sub with Merger Sub surviving and Seller's shareholders receiving the consideration hereinafter set forth; and

          WHEREAS, the Boards of Directors of Seller, Parent and Merger Sub have duly adopted and approved this Agreement, and the Boards of Directors of Merger Sub and Seller have directed that it be submitted to their respective shareholders for approval, the approval of Merger Sub's sole shareholder having been obtained; and

          NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

               ARTICLE 1 - THE SHARE EXCHANGE AND PURCHASE OF NOTE

                  1.1 Shares to be Exchanged. Subject to Section 1.3 hereof, at Closing (as hereafter defined), all outstanding ordinary shares of Seller (the "SELLER ORDINARY SHARES") together with all rights of the Shareholders (including rights to principal, accrued interest and other sums owed) under and in respect of the promissory note dated May 15 , 1997 in the principal amount of NZ$766,233.10 issued by Seller in favour of the Shareholders (the "NOTE") shall be transferred to Merger Sub in exchange for an aggregate of 77,400 shares (the "SHARES") of common stock, par value $0.01 per share, of Parent (the "PARENT COMMON STOCK") which shall be issued to the Shareholders in equal proportions in accordance with this Agreement. No fractional shares of Parent Common Stock will be issued, and fractional shares to which each Shareholder would otherwise be entitled will be disregarded. The Shares to be issued to the Shareholders pursuant to this Section 1.1 shall be allocated on the basis that the number of Shares to be allocated to each of the Shareholders as consideration for the purchase of the Note shall be determined in accordance with the following formula and one-half of the balance of the Shares shall be allocated to each Shareholder as consideration for the exchange of such Shareholder's Seller ordinary shares:

                 A =             NZ$766,283.10     /(B x C)
                                 -------------
                                       2


         where:

         A        =        the number of the Shares to be allocated to a
                           Shareholder as consideration for the purchase of the Note;

         B        =        the Market Price of the Shares to be issued to the
                           Shareholders pursuant to this Section 1.1;

         C        =        the arithmetic mean of the telegraphic transfer New
                           Zealand dollar (against US dollar) selling rate and the telegraphic transfer New Zealand dollar (against
                           US dollar) buying rate quoted by the Bank of New
                           Zealand, Head Office, Wellington at 9.00am New
                           Zealand time on each of the five business days immediately preceding the Closing Date.

         For the purposes of this Agreement "MARKET PRICE" means the average of the closing high bid and low ask prices per share of the Parent Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") as of the close




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of the trading day immediately prior to the date of execution of this Agreement.

                  1.2 Closing. A closing (the "CLOSING") shall take place prior to the Effective Time (as hereinafter defined) at 10:00 a.m., local time, on a date (the "CLOSING DATE") mutually agreeable to the parties and as soon as practicable following the receipt of all necessary regulatory, governmental and shareholder approvals and consents, the expiration of all statutory waiting periods in respect thereof (if any) and the satisfaction or waiver of all of the conditions to the consummation of the Merger and Amalgamation specified in
Article 7 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, or in connection with the further capitalisation of Seller by the issue of shares of Seller to Merger Sub as more fully described in Section 2.2(i) below ("THE SELLER CAPITALISATION") which is anticipated to occur on the day following Closing and the filing of the Proposal of Amalgamation (as hereinafter defined)), at the offices of Russell McVeagh McKenzie Bartleet & Co., The Todd Building, 171-177 Lambton Quay, Wellington, New Zealand, or at such other place, time or date as Parent and Seller may mutually agree upon. The exchange of shares pursuant to
Section 1.1 above shall be deemed to be completed as of the Closing. The Shareholders shall deliver to Merger Sub upon Closing duly executed transfers of all the shares in Seller, together with the share certificates in relation thereto and a resolution of directors that the name of Merger Sub be entered in the Share Register and thereupon the name of Merger Sub shall be entered in the Share Register as the transferee of all the shares in Seller. The directors of Seller and the Priority Subs between Closing and the Effective Time shall be the Shareholders and Glenn Sturm. Prior to the Effective Time, Merger Sub shall not transfer any Seller ordinary shares, and neither Parent nor Merger Sub shall take any action whatsoever to appoint further directors to, or remove either Shareholder as a director of, Seller or either of the Priority Subs without the prior written consent of both Shareholders.

                  1.3 Exchange of Certificates. On or before Closing, Parent shall cause its transfer agent to issue four or more certificates (each set of two certificates relating as nearly as possible to the same number of Shares) evidencing the Shares of Parent Common Stock (the "PARENT CERTIFICATES") and to provide written confirmation to Parent and Shareholders (which confirmation may be delivered by facsimile) that the Parent Certificates have been issued and delivered to a reputable international express courier for express delivery to a bank, trust company or other third party designated by Parent and reasonably acceptable to Seller (the "EXCHANGE AGENT"), for the benefit of the Shareholders for exchange in accordance with this Agreement. On or before Closing the Shareholders shall also deliver to the Exchange Agent the Note duly and validly endorsed in blank by the Shareholders in favour of Merger Sub. In addition the agreements and other documents to be signed and delivered pursuant to this Agreement shall be delivered to the Exchange Agent at Closing for delivery in accordance with the Exchange Notice (as hereinafter defined). The parties hereby agree that the firm of Russell McVeagh McKenzie Bartleet & Co. shall be acceptable



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to act as the Exchange Agent. At the Closing, Parent shall also deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Shareholders, for exchange in accordance with this Agreement, certificates evidencing all issued and outstanding ordinary shares of Seller and all outstanding ordinary shares of the Priority Subs together with an undated transfer of all of the Seller ordinary shares to the Shareholders duly executed by Merger Sub, a resolution of directors of Seller signed only by Glenn Sturm approving the entry of the names of the Shareholders in the Share Register as the transferees of the shares in Seller; and a signed and undated resignation of Glenn Sturm as a director of Seller and Priority Subs (collectively, the "SELLER CERTIFICATES"). The Exchange Agent shall, pursuant to irrevocable written instructions in the form attached hereto as Exhibit 1.3, executed and delivered by Parent, Seller and the Shareholders and incorporated herein by reference (the "EXCHANGE NOTICE"), deliver the Parent Certificates and the Seller Certificates in accordance with such Exchange Notice.

                     ARTICLE 2 - THE MERGER AND AMALGAMATION

                  2.1 The Merger and Amalgamation. Subject to the terms and conditions of this Agreement, at the Effective Time, Seller and the Priority Subs shall be merged and amalgamated with and into Merger Sub in accordance with section 222 of the Companies Act 1993 ("the "MERGER AND AMALGAMATION"), and Merger Sub shall be the surviving corporation (the "SURVIVING CORPORATION"). Promptly thereafter, the name of the Surviving Corporation shall be changed to Priority Solutions Limited and Bahram Yusefzadeh and Raju Shivdasani shall be appointed as additional directors of the Surviving Corporation.

                  2.2 Effective Time. The Merger and Amalgamation shall become effective and be consummated upon the filing of resolutions of the boards of directors of Merger Sub, Seller and the Priority Subs and all certificates and other documents related thereto as required by Sections 222 and 223 of the Companies Act 1993 (the "PROPOSAL OF AMALGAMATION"), in form and substance reasonably satisfactory to the parties and their counsel and properly completed by the required persons, with the Registrar of Companies of New Zealand (the "REGISTRAR") and the issuance by the Registrar of a Certificate of Amalgamation with respect thereto (the "CERTIFICATE OF AMALGAMATION"). Following the Closing, the Proposal of Amalgamation shall be filed (or delivered for filing) with the Registrar as soon as practicable after the later to occur of:

                      (i) execution by Merger Sub of a subscription agreement agreeing to become the holder of 12 ordinary shares of Seller to be issued at an issue price of NZ$16,667 per share and a promissory note in favour of Seller for an amount not less than the present value of the amount to be paid up on such shares and the issue of such shares of Seller to Merger Sub (all of



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which shall occur on the business day immediately following Closing or as soon thereafter as reasonably practicable); and

                      (ii) receipt by the Exchange Agent of the Parent Certificates.

         The term "EFFECTIVE TIME" shall mean the close of business on the day when the Certificate of Amalgamation is issued by the Registrar. The parties shall use their best efforts to have the Effective Time occur as soon as practicable after the Closing Date.

                  2.3 Effect of Merger and Amalgamation. The effect of the Merger and Amalgamation on the Constitution and directors and officers of the Surviving Corporation, and the manner and basis of cancelling the ordinary shares of Seller and of the Priority Subs shall be as set forth in the Proposal of Amalgamation and the Companies Act 1993 and, to the extent not included in or inconsistent with such proposal and Act, as set forth on Exhibit 2.3.

                        ARTICLE 3 - RULES OF CONSTRUCTION

                  In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

                  (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

                  (b) Any reference to any gender includes the other gender;

                  (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

                  (d) The Exhibits and Schedules to this Agreement form part of, and shall be read together with, this Agreement;

                  (e) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein to the extent of such incorporation, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended,



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


restated or novated from time to time;

                  (f) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations, orders and rules promulgated thereunder;

                  (g) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

                  (h) Any reference to a time or date is a reference to the time and date in Heathrow, Florida, United States and any reference to a local time or date is a reference to the time and date in New Zealand;

                  (i) Any reference to "dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

                  (j) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and Article, Section and paragraph numbering be used in any manner to aid in the construction of this Agreement;

                  (k) The terms "hereof", "hereby", "hereto", "hereunder" and similar terms shall refer to this Agreement as a whole;

                  (l) The term "including" shall mean "including, without limitation";

                  (m) The term "Executive Officer" has the meaning set forth in Rule 405 of Regulation C under the 1933 Act without regard to whether any party to this Agreement is a registrant as used in Rule 405; provided, however, that the term "Executive Officers" when used with respect to Parent, means Bahram Yusefzadeh, Glenn Sturm, Clay Scarborough and Raju Shivdasani, collectively.

                  (n) The term "Governmental Authority" means any New Zealand central or local, any United States federal, state or local, and any other domestic and foreign government, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body or other tribunal;

                  (o) The term "knowledge" of a party with respect to such party's representation




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


or warranty concerning any event, fact or circumstance means the current awareness of that party, if an individual, or (in any other case) the current awareness of that party's Executive Officers of information reasonably determined to be relevant to the representation or warranty qualified by the words "to the knowledge" of a party, "known to" a party or a similar phrase. Knowledge does not include information not within such Executive Officers' current awareness that might be revealed if the party's files were searched or if any other investigation were made.

                  (p) The term "Material Adverse Effect" with respect to a person or entity means any circumstance, event, non occurrence of an event, or change in the business and affairs of such person or entity, or any Subsidiary (as hereinafter defined) thereof which, individually or in conjunction with any other circumstances, or event, non occurrence of any event or changes in the business and affairs of such person or entity or any of its Subsidiaries: (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, prospects, results of operations or financial condition of such person or entity and its Subsidiaries, taken as a whole, or
(b) would reasonably be expected to materially adversely affect the ability of such person or entity and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which it is currently operated or conducted or contemplated as at the date of this Agreement by such person or entity to be operated or conducted.

                  (q) The term "disclosed by Parent" shall mean and include, with respect to information concerning any event, fact or circumstance, information contained in Parent's SEC Reports (as hereinafter defined), annual and other reports furnished by Parent to its shareholders as a group, and press releases of Parent disseminated prior to the date of this Agreement to (i) the Dow Jones News Service, and (ii) the NASDAQ or a United States national securities exchange, as well as information disclosed directly to Seller or the Shareholders by Parent in this Agreement or otherwise prior to the date of this Agreement.

                  (r) The Parties hereto acknowledge and agree that each party and its counsel has had the opportunity to negotiate the terms and provisions of this Agreement. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                  (s) The term "disclosed by Seller" shall mean, with respect to information concerning any event, fact or circumstance, information disclosed directly by Seller or either Shareholder to Parent in this Agreement and the Seller Disclosure Schedules.



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



            ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLER AND
                                  SHAREHOLDERS

                  References herein to the "SELLER DISCLOSURE SCHEDULE" shall mean all of the disclosure schedules, exhibits and attachments thereto required by this Article 4, dated as of the date hereof and referenced to the specific sections and subsections of Article 4 of this Agreement, which have been delivered on the date hereof by Seller and/or the Shareholders to Parent. Seller and the Shareholders jointly and severally hereby represent and warrant to Parent and Merger Sub as follows:

                  4.1 Corporate Organization.

                  (a) Seller is a corporation duly re-registered under the Companies Re-Registration Act 1993, and validly existing and in good standing under the Companies Act 1993 and the other laws of New Zealand. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Seller. When used with reference to Seller or any other person or entity, the term "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity in which Seller or such other person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which Seller or such other person or entity, directly or indirectly, acts as a general partner. Unless otherwise provided, all representations, warranties and covenants made by, on behalf of or with respect to Seller herein shall be deemed to include the Seller and its Subsidiaries. The Seller's Subsidiaries include the Priority Subs.

                  (b) All Subsidiaries of Seller are listed on Seller Disclosure
Schedule 4.1. Each Seller Subsidiary is duly registered (or re-registered), validly existing and in good standing under the Companies Act 1993 (or the Companies Re-Registration Act 1993) and the other laws of New Zealand. Each Seller Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Seller. Seller Disclosure



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


Schedule 4.1 sets forth true and complete copies of the Constitutions and other operating agreements, if any, as in effect on the date hereof, of Seller and each of its Subsidiaries. Except as set forth in Seller Disclosure Schedule 4.1, Seller does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  4.2 Capitalization. Seller has issued 100 ordinary shares and no preference shares, treasury stock or any other form of capital. As of the date hereof, there are 100 ordinary shares of Seller issued and outstanding. As of the date hereof, there are no preference shares of Seller issuable upon exercise of outstanding stock options. Seller Disclosure Schedule 4.2 sets forth all options which may be exercised for issuance of Seller ordinary shares and the terms upon which the options may be exercised ("SELLER STOCK OPTIONS"). Seller Disclosure Schedule 4.2 sets forth true and complete copies of the option plans and grant agreements pursuant to which the Seller Stock Options were granted and a true and complete list of each outstanding Seller Stock Options. All issued and outstanding ordinary shares of Seller, and all issued and outstanding ordinary shares of each of its Subsidiaries, have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ordinary shares of each Subsidiary of Seller are owned by Seller and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as disclosed in Seller Disclosure Schedule 4.2 or pursuant to this Agreement, neither Seller nor any of its Subsidiaries nor either Shareholder has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any ordinary or preference shares of Seller or any of its Subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.




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


                  4.3 Authority; No Violation.

                  (a) Except for consents and approvals of, filings or registrations with, or notices to the Registrar, the Shareholders of Seller, and Seller in its capacity as the sole shareholder of the Priority Subs (collectively, the "SELLER APPROVALS"), no consents, approvals, filings or registrations with or notices to any third party or any Governmental Authority are necessary on behalf of Seller, the Shareholders or the Priority Subs in connection with (i) the execution and delivery by Seller and the Shareholders of this Agreement and any other agreement contemplated hereby and (ii) the consummation by Seller and the Shareholders of the Merger and Amalgamation and the other transactions contemplated hereby or thereby. Subject to receipt of the Seller Approvals, Seller has the full corporate power and authority to execute and deliver this Agreement and such other agreements and to consummate the Merger and Amalgamation and other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof. The execution and delivery of this Agreement and any other agreement contemplated hereby have been duly and validly approved by the Board of Directors of Seller in accordance with the Constitution (if any) of Seller and with applicable Laws (as hereinafter defined). Except for the Seller Approvals, no other corporate proceedings on the part of Seller or the Priority Subs are necessary for the Seller and the Shareholders to execute and deliver this Agreement and any other agreement contemplated hereby and be bound by the terms hereof and thereof. This Agreement has been and such other agreements will be duly and validly executed and delivered by Seller and the Shareholders and constitutes (or will constitute when executed) the valid and binding obligation of Seller and Shareholders enforceable against Seller and Shareholders in accordance with their terms.

                  (b) Neither the execution and delivery of this Agreement or any other agreement contemplated by this Agreement by Seller or either Shareholder, nor the consummation by Seller and the Shareholders of the Merger and Amalgamation and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, nor compliance by Seller and the Shareholders with any of the terms or provisions hereof or thereof, will: (i) assuming that the Seller Approvals are duly obtained, violate any provision of Seller's Constitution or other operating agreement, if any; (ii) assuming that the Seller Approvals are duly obtained, violate any foreign or domestic statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to Seller, any of its Subsidiaries, either Shareholder or any of its or their respective properties or assets; or (iii) except as set forth in Seller Disclosure Schedule 4.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of third parties in the nature of a security interest or other encumbrance (collectively "LIENS") upon any of the respective properties or assets of Seller, its Subsidiaries or either Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller, any of its Subsidiaries or either Shareholder is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Seller, and which will not prevent or delay the consummation of the transactions contemplated hereby.

                  4.4 Financial Statements.

                  (a) Seller Disclosure Schedule 4.4 sets forth copies of: (i) the balance sheets of Seller and Priority Solutions Limited as of March 31, 1997 and March 31, 1996, (ii) a balance sheet of Priority Solutions International Limited as of March 31, 1997, (iii) the statements of profit and loss and retained earnings for the periods ended March 31, 1997 and March 31, 1996, with respect to Seller and Priority Solutions Limited, (iv) the statements of profit and loss and retained earnings for the period ended March 31, 1997 with respect to Priority Solutions International Limited and (v) the schedule entitled Hampton Group Pro-Forma P&L and Balance Sheet Schedule (Consolidated Balance Sheet as at 31 March 1997 and Consolidated Profit & Loss Statement for the period ended 31 March 1997) manually prepared by Seller and Shareholders reflecting the consolidating position of Seller and the Priority Subs (collectively, the "SELLER FINANCIAL STATEMENTS"). The Seller Financial Statements for the period ended 31 March 1997 were delivered to Parent and Merger Sub on May 9, 1997. The Seller Financial Statements (including the related notes but excluding the schedule referred to in clause (v) above) have been prepared in accordance with generally accepted accounting principles and practices in effect from time to time in New Zealand and applied consistently during the periods indicated ("NZ GAAP") (except as may be indicated therein or in the notes thereto), present fairly, in all material respects, the financial condition of Seller and its Subsidiaries as of the respective dates set forth therein, and the results of each of the Seller's and its Subsidiaries' operations and their profits, losses and retained earnings for the respective periods set forth therein, in accordance with NZ GAAP. The consolidating schedule referred to in clause (v) above presents fairly the consolidating financial condition of Seller and its Subsidiaries as of the dates set forth therein.

                  (b) The books and records of Seller and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, including NZ GAAP.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Seller Financial Statements or in Seller Disclosure
Schedule 4.4A (including in each case the notes thereto), as of March 31, 1997, neither Seller nor any of its Subsidiaries had any liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise ("LIABILITIES"), material to the business, operations, assets or financial condition of Seller and its Subsidiaries taken as a whole which were required by NZ GAAP to be disclosed in Seller's Financial Statements as of March 31, 1997 or the notes thereto. Except as disclosed in Seller Disclosure Schedule 4.4 or as related to the transactions contemplated by this Agreement, since March 31, 1997, Seller and its Subsidiaries have not incurred any Liabilities other than in the ordinary course of business and consistent with past practice.

                  4.5 Broker's and Other Fees. Neither Seller nor any of its Subsidiaries nor any of their directors or officers nor either Shareholder has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of this Agreement or the transactions contemplated hereby or the termination of the services of such consultants by Seller, any of its Subsidiaries or the Shareholders.

                  4.6 Absence of Certain Changes or Events.

                  (a) Except as disclosed in Seller Disclosure Schedule 4.6, there has been no Material Adverse Effect on the Seller since March 31, 1997 and to the best of Seller's and each Shareholder's knowledge, no facts or conditions exist which will cause a Material Adverse Effect on Seller (including the Surviving Corporation after the Merger and Amalgamation) in the future.

                  (b) Except as set forth in Seller Disclosure Schedule 4.6 or otherwise disclosed by Seller, neither Seller nor any of its Subsidiaries nor either Shareholder has taken or permitted any of the actions set forth in
Section 6.2(a) hereof between March 31, 1997 and the date hereof, and, except for execution of this Agreement, Seller has conducted its business only in the ordinary course, consistent with past practice. Prior to March 31, 1997, no such party hereto has taken or permitted any of the actions set forth in Section 6.2(a) hereof which are not reflected in the Seller Financial Statements or Seller Disclosure Schedule 4.4A and notes related thereto.

                  4.7 Legal Proceedings. Except as disclosed in Seller Disclosure Schedule 4.7 or otherwise disclosed by Seller and for normal debt collection proceedings instituted in the ordinary course by Seller and its Subsidiaries involving not more than NZ$40,000, neither Seller nor any of its Subsidiaries nor either Shareholder is a party to any, and there are no pending or, to the best of Seller's and each Shareholder's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of its Subsidiaries. Except as disclosed in Seller Disclosure Schedule 4.7, neither Seller nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

                  4.8 Taxes and Tax Returns. Except as disclosed in Seller Disclosure Schedule 4.8:

                  (a) Seller and its Subsidiaries have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("RETURNS") required to be filed by them in respect of any New Zealand central or local and any United States federal, state and local Taxes and have duly paid (and until the Effective Time will so pay) all such Taxes due and payable, other than Taxes or other charges which are being contested in good faith (and disclosed to Parent in writing). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. Taxation liabilities as at 31 March 1997 (estimated at NZ$37,655.28 net of prospective tax refunds which the Company has a reasonable likelihood of achieving) which are not provided for in Seller Financial Statements ("TAXATION LIABILITY") shall be reimbursed to the Surviving Company by the Shareholders by 15 August 1997. Except for such Taxation Liability, Seller and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of Seller or any of its Subsidiaries through such date. Any such repayment shall be made in accordance with the provisions of Section 9.3 hereof.

                  (b) None of the New Zealand and United States Returns of Seller or any of its Subsidiaries have been examined by the Inland Revenue Department ("IRD"), the Commissioner of Inland Revenue (the "COMMISSIONER"), any Taxation Review Authority, any High Court or any other New Zealand Governmental Authority, the United States Internal Revenue Service (the "IRS"), or any other United States federal, state or local Governmental Authority within the past six years. To the best knowledge of Seller and Shareholders, there are no audits or other Governmental Authority proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, Taxes upon Seller or any of its Subsidiaries, nor has Seller or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns.

                  (c) Neither Seller nor any of its Subsidiaries: (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes; (iii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Seller or any of its Subsidiaries (nor does Seller have any knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); or (iv) has filed a consent with any Governmental Authority pursuant to which Seller has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby.

                  (d) Shareholders shall reimburse to Merger Sub the sum of $6,098.40 representing the taxation liability in connection with the sale of the forestry property by Seller on or before 15 August 1997. Any such prepayments shall be made in accordance with the provisions of Section 9.3 hereof.

                  4.9 Employee Benefit Plans and Relations. Except as disclosed in Seller Disclosure Schedule 4.9 or otherwise disclosed by Seller:

         (a) Neither Seller nor any of its subsidiaries maintain an "employee share purchase scheme" or contributes to a "superannuation fund" or "superannuation scheme" (as these terms are defined in section OB 1 of the Income Tax Act 1994) or operates an employee equity incentive package or other additional employee reward scheme (of whatever kind) in order to remunerate or reward any employee(s) in any manner whatsoever.

         (b) Neither Seller nor any of its Subsidiaries subsidises or contributes to any health insurance or health plan on behalf of any of its employees.

         (c) There are no pending or threatened claims by or disputed with any employee or former employee of the Seller or any of its Subsidiaries.

                  4.10 Compliance with Applicable Laws. Except as set forth in Seller Disclosure Schedule 4.10 or otherwise disclosed by Seller, Seller and each of its Subsidiaries hold all licenses, franchises, permits, consents and authorisations ("LICENSES") necessary for the lawful conduct of their respective businesses, except as does not and would not have a Material Adverse Effect on Seller. No proceeding is pending or threatened seeking the revocation or suspension of any such License. The business of Seller and its Subsidiaries has been operated and maintained in all material respects in compliance with all Laws applicable thereto. Seller and its Subsidiaries have complied with, and are not in default in any respect under, any applicable Law relating to Seller or such Subsidiary (other than where such default or noncompliance does not and is not likely to result in a Material Adverse Effect upon Seller), and neither Seller nor its Subsidiaries nor either Shareholder has received any notices of any allegation of any such violation of any Laws or Licenses.

                  4.11  Certain Contracts.

                  (a) Seller Disclosure Schedule 4.11 lists the following agreements (including, without limitation, leases, purchase contracts and commitments) to which Seller or its Subsidiaries is a party or by which Seller or its Subsidiaries or any of its or their properties or assets is bound:

                  (i) all contracts which involve future obligations on the part of Seller and/or its Subsidiaries in an aggregate amount exceeding $20,000 in the case of purchase orders and commitments or $50,000 in the case of any other type of contract;

                  (ii) all contracts under which Seller and/or its Subsidiaries are entitled to receive revenue in an aggregate amount exceeding $20,000 (plus miscellaneous other contracts);

                  (iii) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

                  (iv)  all real estate leases;

                  (v) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by Seller and/or its Subsidiaries in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $20,000 or more;

                  (vi) all powers of attorney, guarantees, suretyships or similar agreements given by Seller and/or its Subsidiaries; and

                  (vii) all other written agreements to which Seller, its Subsidiaries or either

         Shareholder is a party, the breach of or default under which could have a Material Adverse Effect on Seller.

                  Each contract set forth on Seller Disclosure Schedule 4.11 is valid, binding and enforceable on the parties thereto in accordance with its terms.

                  (b) Except for plans referenced and disclosed in Seller Disclosure Schedule 4.11 or otherwise disclosed by Seller, (i) neither Seller nor any of its Subsidiaries is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Seller or any of its Subsidiaries to any officer, employee, director or consultant thereof. Seller Disclosure
Schedule 4.11 sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which Seller or any of its Subsidiaries is a party.

                  (c) Except as disclosed in Seller Disclosure Schedule 4.11 or otherwise disclosed by Seller, (i) no commitment, agreement or other instrument to which Seller, any of its Subsidiaries or either Shareholder is a party or by which any of them is bound limits the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any person, and (ii) neither Seller nor any of its Subsidiaries is a party to any collective bargaining, other similar labour and employment agreement or other agreement restricting trade.

                  (d) Except as disclosed in Seller Disclosure Schedule 4.11 or otherwise disclosed by Seller, to the best of the knowledge of Seller and the Shareholders after reasonable enquiry, neither Seller nor any of its Subsidiaries nor any other party thereto is in default in any respect under any of the agreements, contracts or arrangements set forth in Seller Disclosure
Schedule 4.11. Except as disclosed in Seller Disclosure Schedule 4.11 or otherwise disclosed by Seller, to the knowledge of Seller and the Shareholders, neither Seller nor any of its Subsidiaries nor any other party thereto is in default in any respect under any other lease, contract, mortgage, promissory note, or other commitment or arrangement. Furthermore, neither the Seller nor the Shareholders have knowledge of any circumstance which is likely, with the passing of time, to constitute or give rise to a default under any of the foregoing agreements, contracts or arrangements, whether or not listed in Seller Disclosure Schedule 4.11, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Seller. Except as disclosed in Seller Disclosure Schedule 4.11, to the best of the knowledge of Seller and the Shareholders after reasonable enquiry, no agreement, contract or arrangement referred to in Seller Disclosure Schedule 4.11, nor to the knowledge of Seller and the Shareholders, any other agreement, contract or arrangement to which the Seller or any of its Subsidiaries is currently a party, will or is likely to be terminated after giving effect to this Agreement and the transactions contemplated hereby as a result hereof. The Seller and the Shareholders must take all reasonable steps to ensure that all existing opportunities and relationships of Seller or its Subsidiaries and all new opportunities or relationships of Seller or its Subsidiaries which may arise or develop prior to the Effective Time, are maintained in good standing for the benefit of the Surviving Corporation.

                  4.12 Properties and Insurance.

                  (a) Seller and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Seller Financial Statements and Seller Disclosure Schedule 4.4A as of March 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith and (ii) such Liens and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Seller and its Subsidiaries taken as a whole. Except as affected by the transactions contemplated hereby, Seller and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Seller and its Subsidiaries in all material respects as presently occupied, used, possessed and controlled by Seller and its Subsidiaries.

                  (b) The business operations and all insurable properties and assets of Seller and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the Shareholders, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the Shareholders adequate for the business engaged in by Seller and its Subsidiaries. Copies of all such policies as in effect on the date hereof, or statements in relation thereof, are attached hereto as Schedule 4.12. As of the date hereof, neither Seller nor any of its Subsidiaries nor either Shareholder has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.13 Environmental Matters.

                  (a) The operations of Seller and its Subsidiaries comply, and have complied, in all respects with all applicable environmental Laws.

                  (b) Seller has obtained all environmental, health and safety Licenses and other authorisations necessary for the operation of Seller and its Subsidiaries' businesses, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and Seller is in compliance in all respects with all terms and conditions thereof.

                  (c) Neither Seller, nor any of its Subsidiaries nor either Shareholder has received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable Environmental Laws, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Seller or its Subsidiaries to any person or entity, or for any such cleanup costs.

                  4.14 Intellectual Property. Seller has developed and conducts an active program of developing, marketing and licensing certain proprietary application software products and systems to banks and other financial institutions for their wholesale banking and data processing services (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Programs are listed on Seller Disclosure Schedule 4.14.

                  (a)  Ownership. Except as set forth in Seller Disclosure
Schedule 4.14, or as otherwise disclosed by Seller, and in relation to third party programming and materials contained in the Software as referred to in
Section 4.16, Seller or one of the Priority Subs has exclusive ownership of all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and to the knowledge of Seller all other proprietary information used by Seller and its Subsidiaries in the conduct of its business, including, without limitation, the Software. Seller Disclosure Schedule 4.14 sets forth all domestic and foreign patents, trademarks, service marks, trade names and copyrights owned or used by Seller and all applications therefor and registrations thereof.

                  (b)  Procedures for Copyright Protection. Seller Disclosure
Schedule 4.14 sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software including screen displays. To the best of Seller's and the Shareholders' knowledge after reasonable enquiry, in no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

                  (c) Procedures for Trade Secret Protection. Seller has never disclosed its source code in relation to all or any part of its "TradeWind" or "TradeCentre" products to a third party except those identified in Seller Disclosure Schedule 4.14, each of which has executed a nondisclosure agreement in favour of Seller or one of its Subsidiaries, and discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to Seller or one of its Subsidiaries. Except as described in Seller Disclosure Schedule 4.14, each current employee of Seller and each former employee of Seller employed after January 1, 1995 has executed and delivered to Seller or one of the Priority Subs an employment agreement containing provisions for the protection of trade secrets and confidential information of Seller and Priority Subs and the absolute ownership by Seller and/or the Priority Subs of all work resulting from the performance of services by such employee. The source code and system documentation comprising the Software relating to "TradeWind" and "TradeCentre" have, at all times while under development, owned, distributed or licensed by Seller or the Priority Subs, been maintained by Seller and the Priority Subs in confidence, and neither Seller nor the Priority Subs have taken (nor have they failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

                  (d) Ownership of Software. All persons who have contributed to or participated in the conception and development of the Software on behalf of Seller have been full-time employees of Seller hired to prepare such works within the scope of employment, except for the consultants identified in Seller Disclosure Schedule 4.14. Each such consultant identified in Seller Disclosure
Schedule 4.14 has been retained pursuant to a commissioning agreement for commissioned work and has executed and delivered to Seller a valid assignment of such consultant's rights in works prepared by the consultant on behalf of Seller and included in the Software. As a consequence, Seller has all ownership interests in the Software.

                  (e) Absence of Claims. Except as set forth in Seller Disclosure Schedule 4.14 or otherwise disclosed by Seller, no claims have been asserted against Seller, any Shareholder or any Subsidiary of Seller by any person to rights in the Software, and to the best of Seller's and the Shareholders' knowledge after reasonable enquiry, no valid basis for any such claim exists. The use of the Software by Seller and its licensees does not, to the best of Seller's and the Shareholders' knowledge after reasonable enquiry, infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws which protect intellectual property rights). The use by Seller of the patents, trademarks, service marks, trade names and copyrights identified in Seller Disclosure Schedule 4.14 does not to the best of Seller's and Shareholders' knowledge after reasonable enquiry, infringe the rights of any person, and no claim has been asserted that the use by Seller of any of the foregoing infringes the rights of any person. No claim has been asserted against any Shareholder, Seller, or any Subsidiary of Seller by any person to the effect that any current or former employee of Seller has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to Seller or any third party.

                  4.15 Adequacy of Technical Documentation. The Software includes the source code, system documentation, statements of principles of operation and schematics for all Software Programs, as well as any pertinent commentary or explanation that may, to the knowledge of Seller and the Shareholders, be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes any program (including compilers), workbenches, tools and higher level language used for the development, maintenance and implementation of a Software Program.

                  4.16 Third-Party Components in Software. Seller has validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Seller Disclosure Schedule 4.16, subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith (other than as disclosed on Seller Disclosure Schedule 4.16). To the best of the knowledge of Seller and the Shareholders, after reasonable enquiry, the Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. To the best of the knowledge of Seller and the Shareholder after reasonable enquiry, the Software does not contain derivative works of any programming or materials not owned in their entirety by Seller.

                  4.17 Third-Party Interests or Marketing Rights in Software. Seller has not granted, transferred or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Seller Disclosure Schedule 4.17. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Seller Disclosure Schedule 4.17.

                  4.18 No Parachute Payments. Except as disclosed in Seller Disclosure Schedule 4.18, no officer, director, employee or agent (or former officer, director, employee or agent) of Seller or any of its Subsidiaries is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger and Amalgamation, to any payment or benefit from Seller or any of its Subsidiaries, or from Parent which if paid or provided would constitute an "EXCESS PARACHUTE PAYMENT," as defined in Section 280G of the United States Internal Revenue Code of 1986, as amended ("US Tax Code") or regulations promulgated thereunder or which would amount to excessive remuneration under Sections GD3 or GD5 of the New Zealand Income Tax Act 1994.

                  4.19  Absence of Certain Agreements and Practices.

                  (a) Except as set forth in Seller Disclosure Schedule 4.19 or in connection with customary transactions in the ordinary course of business or transactions between Seller and either of the Priority Subs reflected in the Seller Financial Statements or Seller Disclosure Schedule 4.4A, no officer, director or shareholder of Seller or any of its Subsidiaries:

                  (i)   owes money to Seller or any of its Subsidiaries;

                  (ii)  has any claim against Seller or any of its Subsidiaries;

                  (iii) has any interest in any property or assets used by Seller or any of its Subsidiaries in its or their business; or

                  (iv) has any agreement with Seller or any of its Subsidiaries that is not terminable by Seller or any of its Subsidiaries without penalty or notice.

         The Shareholders hereby waive, to the fullest extent of applicable Laws, any and all such claims, agreements, benefits and rights to any and all of the above which they ever had or may now have against Seller (with the sole exception of Shareholders' rights under the Note prior to the Effective Time), Parent and their respective past, present and future Subsidiaries, directors, officers, employees and agents.

                  (b) Since January 1, 1993, neither Seller, any of its Subsidiaries, nor any of its or their directors, officers, agents, affiliates or employees, nor any other person acting on behalf of Seller or its Subsidiaries has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Seller or its Subsidiaries, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of Seller or its Subsidiaries.

                  4.20 Major Vendors and Customers. Seller Disclosure Schedule
4.20 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, Seller and its Subsidiaries, to whom Seller and its Subsidiaries paid or billed in the aggregate in excess of NZ$40,000 during each of the financial years ending on March 31, 1996 and March 31, 1997.

                  4.21 Accounts Receivable. Seller Disclosure Schedule 4.21 is a complete and accurate schedule of the accounts receivable of Seller and its Subsidiaries as of March 31, 1997, as reflected in the Seller Financial Statements and Seller Disclosure Schedule 4.4A as of that date, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of Seller and its Subsidiaries created after that date, arose from valid transactions in the ordinary course of business and will, to the Seller's and the Shareholders' knowledge, be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to any contractual counterclaim or setoff and, to the best of the knowledge of Seller and the Shareholders, no claims, counterclaims or rights of setoff have been or may be asserted with respect to any portion of the accounts receivable.

                  4.22 Indemnification Claims. Except as disclosed in Seller Disclosure Schedule 4.22, no actions, suits, demands, notices, claims, investigations or proceedings which might result in any obligation or liability on the part of Seller or any of its Subsidiaries to indemnify any officer, director, employee or agent of Seller or any of its Subsidiaries are pending or, to Seller's knowledge, threatened against or otherwise involving, directly or indirectly, any such person (in connection with such officer's, director's, employee's or agent's activities on behalf of Seller or its Subsidiaries or that otherwise relate, directly or indirectly to Seller or its Subsidiaries or any of their properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, in the actual knowledge of Seller, are there any circumstances which could lead to such actions, suits, demands, notices, claims investigations or proceedings.

                  4.23 Solvency. Seller and its Subsidiaries satisfy and will on the Closing Date satisfy the solvency test set out in section 4 of the Companies Act 1993.

                  4.24 Note. The Note is a valid and binding obligation of Seller enforceable in accordance with its terms. No person other than the Shareholders (and Merger Sub as a result of this Agreement) has any interest of any nature whatsoever in, any entitlement to or any lien, charge, mortgage, encumbrance, pledge or other security interest over or in respect of the Note.

                  4.25 Disclosure. No representation, warranty, or statement made by Seller or the Shareholders in this Agreement or in any document or certificate furnished or to be furnished to Parent or Merger Sub pursuant to this Agreement contains or will, as of the Effective Time, contain any untrue or incomplete statement of a material fact or omits or will, as of the Effective Time, omit to state any material fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to Seller or the Shareholders that are material to the financial condition, operation, or prospects of the business and assets of Seller and its Subsidiaries have been disclosed by Seller. All of the representations, warranties, and agreements of Seller and Shareholders contained in this Agreement shall be true and correct and in full force and effect on and as of the Closing Date and the Effective Time.

                   ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

                  References herein to the "PARENT DISCLOSURE SCHEDULE" shall mean all of the disclosure schedules required by this Article 5, dated as of the date hereof and referenced to the specific sections and subsections of Article 5 of this Agreement, which have been delivered on the date hereof by Parent to Seller and all other documents, agreements, and other items disclosed by Parent to Seller in connection with this Agreement. Parent hereby represents and warrants, except as reflected in the Parent Disclosure Schedule and otherwise disclosed by Parent, to Seller and the Shareholders as follows (and as to Sections 5.1(c) and 5.3(c) hereof, Parent and Merger Sub jointly and severally so represent and warrant to Seller and the Shareholders as follows):

                  5.1 Corporate Organization.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, in the United States. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Parent.

                  (b) All Subsidiaries of Parent are listed on Parent Disclosure
Schedule 5.1. Each Subsidiary is duly organized and validly existing and in good standing under the laws of its state or other jurisdiction of incorporation. Each Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Parent. Parent Disclosure Schedule 5.1 sets forth true and complete copies of the Certificate of Incorporation and by-laws, if any, as in effect on the date hereof, of Parent and each of its Subsidiaries. Except as set forth in the Parent Disclosure Schedule 5.1, Parent does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  (c) Merger Sub is a corporation duly organized, validly existing and in good standing under the Companies Act 1993 and the other Laws of New Zealand.

                  5.2 Capitalization. The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("PARENT PREFERRED STOCK"). As of May 5, 1997, there were 3,864,615 shares of Parent Common Stock issued and outstanding, and no shares of Parent Preferred Stock issued and outstanding. As of May 5, 1997, there were 724,280 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options, warrants and certain outstanding convertible instruments. Parent Disclosure Schedule 5.2 sets forth all options which may be exercised for issuance of Parent Common Stock and the terms upon which the options may be exercised ("PARENT STOCK OPTIONS"). Parent Disclosure Schedule 5.2 sets forth all convertible instruments which may be converted for issuance of Parent Common Stock and the terms upon which said instruments may be converted ("CONVERTIBLE INSTRUMENTS"). All issued and outstanding shares of Parent Common Stock, and all issued and outstanding shares of capital stock of each of its Subsidiaries, have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Parent and are free and clear of any Liens. Except for the Parent Stock Options and the Convertible Instruments disclosed in Parent Disclosure Schedule 5.2 and the SEC Reports (as hereinafter defined), neither Parent nor any of its Subsidiaries has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any of its Subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  5.3 Authority; No Violation.

                  (a) Except for consents and approvals of, filings or registrations with, or notices to, or under: (i) applicable requirements, if any, of the Securities Exchange Act of 1934 (the "1934 ACT"), the United States Securities Act of 1933 (the "1933 ACT") and NASDAQ listing requirements; (ii) filing and recordation of the Proposal of Amalgamation and other appropriate amalgamation documents with the Registrar as required by the Companies Act 1993;
(iii) approval by Parent's Board of Directors for the issuance of Parent Common Stock and options to acquire Parent Common Stock in connection with this Agreement (collectively, the "PARENT APPROVALS"), no consents or approvals of or filings or registrations with or notices to any United States or New Zealand Governmental Authority or to any third party are necessary on behalf of Parent in connection with the execution and delivery by Parent of this Agreement or any other agreement contemplated by this Agreement and the consummation by Parent of the Merger and Amalgamation and the other transactions contemplated hereby or thereby. Subject to receipt of the Parent Approvals, Parent has the full corporate power and authority to execute and deliver this Agreement and such other agreements and to consummate the Merger and Amalgamation and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof. The execution and delivery of this Agreement and such other agreements and the consummation of the Merger and Amalgamation and the other transactions contemplated hereby or thereby have been duly and validly approved by the Board of Directors of Parent in accordance with the Certificate of Incorporation of Parent and applicable Laws. Except for the Parent Approvals, no other corporate proceedings on the part of Parent are necessary to permit the Parent to consummate the Merger and Amalgamation and the other transactions so contemplated. This Agreement has been (and such other agreements will be) duly and validly executed and delivered by Parent and constitutes (or will constitute when executed) the valid and binding obligation of Parent enforceable against Parent in accordance with their terms.

                  (b) Neither the execution and delivery of this Agreement or any other agreement contemplated by this Agreement by Parent, nor the consummation by Parent of the Merger and Amalgamation and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by Parent with any of the terms or provisions hereof or thereof, will (i) assuming that the Parent Approvals are duly obtained, violate any provision of Parent's Certificate of Incorporation or by-laws, (ii) assuming that the Parent Approvals are duly obtained, violate any Laws applicable to Parent, any of its Subsidiaries, or any of their respective properties or assets, or (iii) except as set forth in Parent Disclosure Schedule 5.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Liens upon any of the respective properties or assets of Parent or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Parent, and which will not prevent or delay the consummation of the Merger and Amalgamation and the other transactions contemplated hereby.

                  (c) Subject to receipt of the Parent Approvals, Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and Amalgamation and other transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than the Merger and Amalgamation have been duly and validly approved by the Board of Directors and the sole shareholder of Merger Sub in accordance with the Constitution of Merger Sub and applicable Laws. Except for the Parent Approvals and the passing of a resolution by the Board of Directors of Merger Sub as required by section 222 of the Companies Act 1993 following the transfer of the ordinary shares of Seller to it upon Closing, no other corporate proceedings on the part of Merger Sub are necessary to consummate the Merger and Amalgamation or the other transactions so contemplated. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms.

                  5.4 Parent SEC Documents; Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC"), and has heretofore made available to Seller, in the form filed with the SEC for public disclosure (including any exhibits thereto), (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (B) it Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (C) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held or currently scheduled to be held during calendar year 1997,
(D) the Prospectus and the related Registration Statement on Form S-1 filed with the SEC (as declared effective on July 1, 1996), (E) its Current Reports on Form 8-K dated after December 31, 1996 and (F) all other forms, reports and documents required to be filed by it with the SEC for public disclosure between March 31, 1997 and the date of this Agreement (the forms, reports and other documents referred to in clauses (A), (B), (C), (D), (E) and (F) above being referred to herein, collectively, as the "SEC REPORTS").

                  (b) The SEC Reports and any other forms, reports and other documents filed by Parent with the SEC prior to the date of this Agreement: (i) were prepared in all material respects in accordance with the requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder in effect as of the respective dates of such filings; and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (c) The financial statements (including, in each case, any notes thereto) contained in the SEC Reports (collectively, the "PARENT FINANCIAL STATEMENTS") were prepared in accordance with generally accepted accounting practices and principles as in effect from time to time in the United States ("US GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                  5.5 Broker's and Other Fees. Neither Parent nor any of its Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  5.6 Absence of Certain Changes or Events.

                  (a) Except as disclosed in Parent Disclosure Schedule 5.6, since March 31, 1997, there has not been any Material Adverse Effect on Parent, other than changes, occurrences and circumstances referred to in any SEC Reports filed before the date of this Agreement or otherwise disclosed by the Parent.

                  (b) Except as set forth in Parent Disclosure Schedule 5.6, since March 31, 1997, except for the execution of this Agreement, and except as reflected in the SEC Reports, Parent Financial Statements or otherwise disclosed by Parent, Parent has conducted its business only in the ordinary course, consistent with past practice. Prior to March 31, 1997, Parent did not take or permit any of the actions set forth in Section 6.2(b) hereof which are not reflected in the Parent's SEC Reports, or Parent Financial Statements and notes related thereto, or otherwise disclosed by Parent.

                  5.7 Legal Proceedings. Except as disclosed in Parent Disclosure Schedule 5.7, the SEC Reports or otherwise disclosed by Parent, and except for normal debt collection proceedings instituted in the ordinary course by Parent and its Subsidiaries, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any of its Subsidiaries which, if determined adversely to Parent could reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in Parent Disclosure Schedule 5.7, the SEC Reports or otherwise disclosed by Parent, neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

                  5.8 Taxes and Tax Returns. Except as disclosed in Parent Disclosure Schedule 5.8 and except as would not have a Material Adverse Effect on Parent, to the knowledge of Parent:

                  (a) Parent and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any United States federal, state and local Taxes and have duly paid (and until the Effective Time will so pay) all such Taxes due and payable, other than Taxes or other charges which are being contested in good faith (and disclosed to Seller in writing). Parent and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of Parent or any of its Subsidiaries through such date.

                  (b) None of the United States Returns of Parent or any of its Subsidiaries have been examined by the IRS, or any other United States federal, state or local Governmental Authority within the past six years. Except as set forth in Parent Disclosure Schedule 5.8, to the knowledge of Parent, there are no audits or other Governmental Authority proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, Taxes upon Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns.

                  (c) Neither Parent nor any of its Subsidiaries: (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Parent or any of its Subsidiaries (nor does Parent have any knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); or
(iii) has filed a consent with any Governmental Authority pursuant to which Parent has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby.

                  5.9 Compliance With Applicable Law. Except as set forth in the SEC Reports, in Parent Disclosure Schedule 5.9 or otherwise disclosed by Parent and except as would not have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries hold all Licenses necessary for the lawful conduct of its business. No proceeding is pending or, to the knowledge of Parent, threatened seeking the revocation or suspension of any such License. To Parent's knowledge, Parent and its Subsidiaries have complied with and are not in default in any respect under any applicable Law relating to Parent or such Subsidiary (other than where such default or noncompliance does not and is not likely to result in a Material Adverse Effect on Parent) and Parent has not received any notice of violation of, or any allegation of any violations of, any of the above.

                  5.10 Certain Contracts.

                  (a) Except for as set forth in documents, plans and agreements referenced in the SEC Reports, in Parent Disclosure Schedule 5.10 and otherwise disclosed by Parent, (i) as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Parent and its Subsidiaries taken as a whole,
(ii) no commitment, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Parent or any of its Subsidiaries to compete in any line of business or with any person, and (iii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement.

                  (b) Except as set forth in Parent Disclosure Schedule 5.10, the SEC Reports and otherwise disclosed by Parent, to the knowledge of Parent, neither Parent nor any of its Subsidiaries is in default in any respect under any lease, contract, mortgage, promissory note or other commitment or arrangement filed or required to be filed with any Parent SEC Reports, other than defaults which could not reasonably be expected to have a Material Adverse Effect on Parent.

                  5.11 Ownership of Seller ordinary shares. Neither Parent nor any of its Subsidiaries, directly or indirectly, beneficially owns, or has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of, any shares of Seller ordinary shares, other than pursuant to this Agreement.

                  5.12 Parent Common Stock. At the Effective Time, the Parent Common Stock to be issued to the Shareholders under clause 1.2 will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Parent (except as set forth in this Agreement and the documents and agreements executed in connection herewith), with no personal liability attaching to the ownership thereof.

                  5.13 Transferability of Parent Common Stock. For as long as the Parent has a class of securities registered under Section 12(g) of the 1934 Act or is required to file reports pursuant to Sections 13 or 15(d) of the 1934 Act, for a period of at least two years from the date of this Agreement, the Parent shall use reasonable efforts to file all reports and other information required to be filed by Section 13 or 15(d) of the 1934 Act, as the case may be, as shall be necessary in order that the conditions to the availability of Rule 144 under the 1933 Act in connection with any sale of shares of Parent Common Stock by the Shareholders shall be met. The contrary notwithstanding the Parent shall have no obligation or liability under this paragraph if the Shareholders' shares of Parent Common Stock are registered or are eligible for resale under Regulation S under the 1933 Act.

                  5.14 Disclosures. No representation or warranty given by Parent or Merger Sub to Seller or Shareholders contained in this Agreement contains, or will, as of the Effective Time, contain any untrue statement of a material fact or omits or will, as of the Effective Time, omit to state a material fact necessary to make the statements therein not misleading. All of the representations, warranties and agreements of Parent and Merger Sub contained in this Agreement shall be true and correct and in full force and effect on and as of the Closing Date and the Effective Time. No representation or warranty made by Parent or Merger Sub to the Seller or the Shareholders in any document or certificate furnished or to be furnished by Parent or Merger Sub to Seller or either Shareholder pursuant to this Agreement, contained or will contain, as of the time such document or certificate was or is so furnished, any untrue statement of a material fact or omits, or will omit, as of the time such document or certificate was or is so furnished, a material fact necessary to make the statements therein not misleading.

                  5.15 Solvency. Merger Sub satisfies and will on the Closing Date satisfy the solvency test set out in section 4 of the Companies Act 1993.

                      ARTICLE 6 - COVENANTS OF THE PARTIES

                  6.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in the ordinary course and consistent with prudent business practice, except for transactions permitted hereunder or with the prior written consent of Parent, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, Seller also shall use its best efforts to:

                  (i) maintain its status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business;

                  (ii) maintain all of its tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

                  (iii) continue performance in the ordinary course of its obligations under its contracts and agreements;

                  (iv) preserve its business organization intact, keep available its present officers and employees, and preserve its present relationships with suppliers, customers and others having business relationships with it; and

                  (v) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

         6.2      Negative Covenants.

         (a) Seller and the Shareholders agree that from the date hereof to the Effective Time, except as otherwise approved by Parent in writing or as permitted or required by this Agreement or as described in Seller and Shareholder Disclosure Schedule 6.2, he or she will not, nor will Seller permit any of Seller's Subsidiaries to:

                  (i) change any provision of its Constitution or any similar governing documents;

                  (ii) issue any new shares other than in connection with the Seller Capitalisation or otherwise change the number of shares of its issued capital or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital of Seller or any of its Subsidiaries or any securities convertible into shares of such stock, or split, combine or reclassify any shares or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its shares;

                  (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of Seller or any of its subsidiaries;

                  (iv) grant any severance or termination pay (other than pursuant to policies or contracts of Seller in effect on the date hereof and that were not required to be modified or terminated pursuant to the terms hereof and that have been disclosed to Parent pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and existing policies and, with regard to bonuses in amounts that do not result in a material variance from the amounts reserved for such payments through the date of the most recent balance sheet included in the Seller Financial Statements or Seller Disclosure Schedule 4.4A;

                  (v) sell or dispose of any assets or voluntarily incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (vi) make any capital expenditures outside the ordinary course of business;

                  (vii) acquire in any manner whatsoever any business or entity;

                  (viii) enter into, terminate, modify or amend any agreement or arrangement with any officer or director of Seller or its subsidiary or any "affiliate" of any such officer or director, as that term is defined in Regulation 14A of the 1934 Act;

                  (ix) make any material change in its accounting methods or practices, other than changes required by NZ GAAP or by Governmental Authorities;

                  (x) incur, create,assume or guarantee any Liabilities or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

                  (xi) increase, or make any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves from those reflected in those of the Seller Financial Statements prepared as at, or for the year ending on, 31 March 1997 or Seller Disclosure
Schedule 4.4A;

                  (xii) make any change in the method of valuing assets including in the Seller Financial Statements prepared as at, or for the period ending on 31 March 1997;

                              (xiii) pay, discharge or satisfy any Liabilities, other than by payment, discharge or satisfaction in the ordinary course of business or in accordance with the terms of those Liabilities (except where those Liabilities are to affiliates of the Shareholders, the Seller or its Subsidiaries, in which case no payments shall be made);

                              (xiv) permit or allow any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any lien (other than a lien arising by operation of law for taxes, assessments and other charges not yet due and payable), security interest or other encumbrance;

                              (xv) write down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

                              (xvi) cancel or waive any claims or rights, or sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business;

                              (xvii) declare, file or permit to be filed any voluntary or involuntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to Seller, any of its Subsidiaries or either Shareholder;

                              (xviii) take any action that would or could
               reasonably be expected to result in (A) Material Adverse Effect on Seller or (B) in any of its representations and warranties contained in Article 4 of this Agreement not being true and correct in any material respect at the Effective Time, or that would cause any of its conditions to Closing not to be satisfied; or

                              (xxi) directly or indirectly agree to do any of the foregoing.

               (b) Parent agrees that from the date hereof to the Effective Time, except as otherwise approved by Seller in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                              (i) declare, set aside or pay any dividend or other distribution (whether in stock or property or any combination thereof) in respect of its capital stock, other than regular cash dividends in amounts not materially greater than customarily paid by Parent or dividends payable in shares of capital stock of Parent;

                              (ii) make any material change in its accounting methods or practices, other than changes required by US GAAP or by Governmental Authorities;

                              (iii) take any action that would result in any of
               its representations and warranties contained in Article 5 of this Agreement not being true and correct in any material respect at the Effective Time or that could reasonably be expected to result in any Material Adverse Effect or that would cause any of its conditions to Closing not to be satisfied;

                              (iv)  acquire or seek to acquire any entity,
               division or business that develops or sells trade finance or payments software substantially similar to Seller's and its Subsidiaries' "TradeWind" or "TradeCentre" products; provided however, Parent's obligations under this clause (iv) shall terminate upon the earlier of: (x) the delivery of written notice from Parent to Seller that Parent is terminating its due diligence investigation of Seller and its Subsidiaries; (y) if the Effective Time shall fail to occur on or before June 30, 1997; or (z) termination of this Agreement;

                              (v) declare, file or permit to be filed any voluntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to Parent or any of its Subsidiaries; or

                              (vi) directly or indirectly agree to do any of the foregoing.

                  6.3 No Solicitation. Prior to the Effective Time, Seller and the Shareholders agree:

                  (a) that it and they shall not, and Seller shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including without limitation, the Shareholders, any investment banker, attorney or accountant retained by it) not to: initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Seller or the Priority Subs or either of them (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (b) that it and they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and Seller will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.3; and

                  (c) that it and they will notify Parent immediately of the identity of the potential acquirer and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it.

                  6.4 Current Information. During the period from the date of this Agreement to the Effective Time, each of Seller and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein.

                  6.5 Access to Properties and Records; Confidentiality.

                  (a) Seller shall permit Parent and its representatives, reasonable access to its and its Subsidiaries' respective properties, and shall disclose and make available to Parent and its representatives all books, papers and records relating to it and its Subsidiaries, its and their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives may have a reasonable interest. Parent shall make available to Seller and Shareholders its executive officers for interviews at reasonable times and under reasonable circumstances. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any contract or other binding obligation existing at the date of this Agreement or any Law, or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Parent shall not be required to disclose to Seller material non-public information concerning potential acquisitions.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger and Amalgamation and the other transactions contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger and Amalgamation contemplated hereby and, if such Merger and Amalgamation shall not occur, each party and each party's advisers shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use commercially reasonable efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger and Amalgamation contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisers based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger and Amalgamation is abandoned but shall not apply to (i) any information which
(A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) any information that is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar processes) to be disclosed, to the extent that the party subject to such request or requirement will provide the other parties hereto with prompt notice thereof so that said other parties may seek an appropriate protection order and/or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is nonetheless, in the opinion of its counsel, compelled to disclose information that is protected hereunder to any person or else stand liable for contempt or suffer other censure or penalty, said party may disclose such information to such person without liability hereunder.

                  6.6 Regulatory Matters.

                  (a) For the purposes of qualifying for an exemption from registration under applicable United States federal and state securities laws with respect to the Parent Common Stock to be issued to the Shareholders pursuant to this Agreement, the parties hereto shall cooperate in the preparation and filing by Parent of a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or any other filing or notice with the SEC and NASDAQ which shall satisfy all applicable requirements of applicable Laws, including the 1933 Act, the 1934 Act, NASDAQ rules, and applicable state securities laws and the rules and regulations thereunder (such filings and notices together with any and all amendments or supplements thereto, and the various documents to be filed by Parent in connection with this transaction under the 1933 Act and the 1934 Act with the SEC are collectively referred to herein as the "FUTURE SEC REPORTS"). Parent shall bear all costs and expenses associated with any such preparation and filing. In addition, at Closing the Shareholders will execute and deliver to Parent the Regulation S Securities Acquisition Agreement in the form attached hereto as
Exhibit 6.6 (the "REGULATION S AGREEMENT").

                  (b) Parent and Seller shall furnish to one another such information concerning themselves and their respective Subsidiaries as is necessary to cause the Future SEC Reports, insofar as they relate to such entities, to comply with Section 6.6(a) hereof. Parent and Seller each agree promptly to advise the other if, at any time, any information provided by it in the Future SEC Reports becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Parent and Seller shall furnish to one another (at Parent's sole cost) such supplemental information as may be necessary to cause the Future SEC Reports to continue to comply with Section 6.6(a).

                  (c) Seller and each Shareholder authorize Parent to utilize in the Future SEC Reports and any other filings with Governmental Authorities the information concerning Seller and its Subsidiaries provided to Parent in connection with, or contained in, the Future SEC Reports and this Agreement to the extent that, in the reasonable opinion of Parent's counsel, the use of such information is required by applicable laws and regulations or opinions promulgated thereunder. Parent shall furnish the Shareholders' counsel with copies of all such filings and keep the Shareholders advised of the status thereof. Parent and Seller (if required) shall as promptly as practicable file the Future SEC Reports with the SEC, and each of Parent and Seller shall promptly notify the other of all communications, oral or written, with the SEC concerning the Future SEC Reports.

                  (d) Parent shall cause the Parent Common Stock issuable pursuant to this Agreement to be listed on NASDAQ as soon as reasonably practicable after Closing.

                  (e) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to pass all resolutions, to effect all necessary filings and to obtain all necessary permits, consents, approvals, letters, opinions and authorisations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance all filings with such third parties or Governmental Authorities, including all information relating to the other, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Authorities in connection with the transactions contemplated by this Agreement.

                  (f) The Shareholders and Seller agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement, including, in their capacities as shareholders of Seller and as directors of the Surviving Corporation, Seller and the Priority Subs, passing all resolutions, signing all certificates and other documents and taking all such other steps as required to adopt and give effect to this Agreement and the Proposal of Amalgamation as far prior to June 30, 1997 ("DEADLINE DATE") as possible.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby with respect to the Merger and Amalgamation.

                  (h) Seller acknowledges that Parent is in or may be in the process of acquiring other entities and that in connection with such acquisitions, information concerning Seller may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such acquisitions. Seller agrees to provide Parent with any information, certificates, documents or other materials about Seller as are reasonably necessary to be included in such other reports or registration statements, including registration statements which may be filed by Parent prior to the Effective Time. Seller shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse Seller for reasonable expenses incurred by Seller pursuant to this paragraph (h) if the transactions contemplated by this Agreement are terminated for any reason or not consummated by the Deadline Date. Prior to the Effective Time, Parent shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Seller unless Seller shall have consented to such filing. Seller shall not unreasonably delay or withhold any such consent.

                  (i) Seller and the Shareholders hereby warrant and covenant that none of them has participated or will participate in any action that violates any Law, including, without limitation, those laws and regulations pertaining to taxation, trade, labour, currency exchange, boycotts, bribery and corruption in connection with this Agreement, the operations of Seller and its Subsidiaries (and successors thereto), government actions and procurement and those laws and regulations of similar import and subject matter.

                  6.7 Approval of Shareholders. Seller has obtained all necessary shareholder approvals of this Agreement and matters related hereto, if and to the extent required by applicable

Laws or their Constitution or Certificate of Incorporation, as the case may be.

                  6.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts within its power to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions and provisions of Article 7 of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  6.9 Public Announcements. Parent and Seller shall consult with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger and Amalgamation contemplated hereby, and will mutually approve the timing, content and dissemination of any public announcements except to the extent they are not reasonably able to consult with, or obtain the approval of, the other party having regard to their respective disclosure obligations imposed by applicable legal or regulatory requirements or the rules of NASDAQ or any other stock market or stock exchange upon which shares of Parent may for the time being be listed or quoted.

                  6.10 Failure to Fulfil Conditions. In the event that Parent or Seller determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Deadline Date and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition, merger or amalgamation discussions Parent may enter into with other parties, Seller and Parent will promptly inform the other of any facts applicable to Seller or Parent, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger and Amalgamation by any Governmental Authority or which would otherwise prevent or materially delay completion of the

Merger and Amalgamation.

                  6.11 Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article 7, no supplement or amendment to such Schedules shall be deemed to be part hereof unless agreed to by the other party and no supplement or amendment to the Schedules shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

                  6.12 Affiliates. Simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Parent copies of letter agreements, each substantially in the form of Exhibit 6.12, executed by all directors, executive officers and by any other person who is an "affiliate" of Seller for purposes of Rule 145 under the 1933 Act providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Seller ordinary shares held by such "affiliate" and the shares of Parent Common Stock to be received by such "affiliate" in the Merger and Amalgamation: (i) in the case of shares of Parent Common Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder; and (ii) during the period commencing 30 days prior to the Merger and Amalgamation and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Seller within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies and ASR135. The certificates of Parent Common Stock issued to "affiliates" of Seller will bear an appropriate legend reflecting the foregoing. Parent shall cause the publication of such financial results in its first Quarterly Report on Form 10-Q that is (a) filed after the Effective Time and (b) reflects the required 30-day period of combined operations of Parent and Seller as described above, which (provided the Effective Date occurs on or before May 30, 1997) is anticipated to be the Quarterly Report on Form 10-Q for the period ended June 30, 1997.

                  6.13 Pooling of Interests. Each party shall use its respective best efforts to cause the Merger and Amalgamation to qualify for pooling-of-interests accounting treatment. Each party represents and warrants that its past transactions and status conform to the conditions set forth in
Exhibit 6.13 hereto and covenants that it has no planned transactions that would be contrary to any of the conditions set forth in Exhibit 6.13.

                  6.14 Survival. The representations and warranties of Seller and the Shareholders to Parent and of Parent and Merger Sub to Seller and the Shareholders contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date. No party shall be entitled to commence any proceedings for any breach of any of the representations and warranties after the second anniversary of the Closing Date. Neither the period of survival nor the liability of Seller or either Shareholder with respect to Seller's or either Shareholder's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Parent. If written notice of a claim has been given by Parent to Seller prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  6.15 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller ordinary shares the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the US Tax Code, the New Zealand Tax Law, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller ordinary shares in respect of which such deduction and withholding was made by Parent.

                         ARTICLE 7 - CLOSING CONDITIONS

                  7.1 Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Closing Date of the following conditions:

                  (a) Approvals and Regulatory Filings. All necessary regulatory or Governmental Authority approvals and consents required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Seller and its Subsidiaries, taken as a whole, or which would materially impair the value of Parent and its Subsidiaries, taken as a whole. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (b) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would, if determined adversely to a party, have the effect of preventing or delaying completion of the Merger and Amalgamation; no suit, action or other proceeding shall be pending or threatened by any Governmental Authority in which it is sought to restrain or prohibit the Merger and Amalgamation; and no suit, action or other proceeding shall be pending before any Governmental Authority in which it is sought to obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Parent or Seller determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger and Amalgamation because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of this Agreement, the Merger and Amalgamation, or any other transaction contemplated by this Agreement.

                  (c) Tax Opinion. Parent and Seller each shall have received the opinions of Nelson Mullins Riley & Scarborough, L.L.P. (with respect to United States Laws) and Russell McVeagh McKenzie Bartleet & Co. (with respect to New Zealand Laws), dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and to Seller and their counsel, that for Tax purposes, the Merger and Amalgamation will qualify as a tax-free reorganization under applicable United States and New Zealand Tax Laws, and that no gain or loss will be recognized by Merger Sub or by the holders of Seller ordinary shares solely as a result of the exchange of shares of Parent Common Stock for Seller ordinary shares pursuant to this Agreement.

                  (d) No Material Changes. During the period from March 31, 1997 to the Closing Date, there shall not have been any Material Adverse Effect on Seller or its Subsidiaries, no event shall have occurred or failed to occur which would have or could be expected to prevent the Seller or its Subsidiaries from achieving their projected revenue or earnings performance as reflected in the financial projections presented by Seller and Shareholders to Parent and Merger Sub on May 9, 1997, and Seller and its Subsidiaries shall not have sustained any material loss or damage to its or their assets, whether or not insured, that has or could have a Material Adverse Effect on its or their ability to conduct a material part of its or their business.

                  (e) Closing Deliveries by the Exchange Agent. At Closing, Parent, Seller and the Shareholders and the Exchange Agent shall execute and deliver each other and the Exchange Agent shall accept and hold the share certificate(s) and the other documents and agreements executed pursuant to this Agreement to be delivered by the parties hereto pursuant to Article 1 hereof.

                  (f) Employment Agreements. The Shareholders and Merger Sub shall have executed and delivered Employment Agreements in the form attached hereto as Exhibit 7.1(f), with the blanks therein properly completed, the effectiveness of which is expressly conditioned upon consummation of the Merger and Amalgamation.

                  (g) Option Agreements. The Shareholders and the Parent shall have executed and delivered Option Agreements in the form attached hereto as
Exhibit 7.1(g), with the blanks therein properly completed (the "Options Agreements") the effectiveness of which is expressly conditioned upon consummation of the Merger and Amalgamation.

                  (h) Regulation S Agreement. The Shareholders shall have executed and delivered to Parent the Regulation S Agreement with respect to the Shares and the options (and shares of Parent Common Stock to be issued upon exercise thereof) to be granted pursuant to the Option Agreements.

                  (i) Pooling Letter. Parent and Shareholders shall have received a letter dated as of the date of the Effective Time from Ernst & Young LLP, Parent's independent certified public accountants, to the effect that the Merger and Amalgamation will qualify for pooling-of-interests accounting treatment.

                  7.2 Conditions to the Obligations of Parent and Merger Sub Under this Agreement. The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date (and continued until the Effective Time), of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Seller and its Subsidiaries. Except for those representations which are made as of a particular date, the representations and warranties of Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Seller and the Shareholders shall have performed in all material respects the agreements, covenants and obligations to be performed by it or them prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Seller Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Seller Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Seller Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 8.1(d)(ii).

                  (b) Opinion of Counsel. Parent shall have received an opinion of counsel to

Seller, dated the Closing Date, substantially in the form set forth on Exhibit
7.2 hereto.

                  (c) Certificates. Seller shall have furnished Parent with such certificates of its officers or other documents to evidence fulfilment of the conditions set forth in this Article 7 and otherwise to consummate the transactions contemplated pursuant to this Agreement, as Parent may reasonably request. Without in any way limiting the generality of the foregoing, Seller shall have furnished Parent with certificates from each of the Shareholders confirming that:

                      (i) neither the Seller nor any of its Subsidiaries has suffered or is likely to suffer a Material Adverse Effect due to any physical damage, destruction or casualty loss (whether or not such loss or damage is covered by insurance) or any deterioration in the operating condition of any physical assets, normal wear and tear excepted;

                      (ii) neither the Seller nor any of its Subsidiaries is experiencing or has experienced any strike, walkout, similar labour trouble or other similar event which has had or is likely to have a Material Adverse Effect on Seller or any of its Subsidiaries;

                      (iii) all books and records of the Seller and its
               Subsidiaries, including, without limitation, all minute books and books and records required to be maintained by the Companies Act 1955 and the Companies Act 1993, are complete and up to date and contain all matters required to be contained therein.

                  (d) Investigation. Neither any investigation of Seller or its Subsidiaries by Parent and Merger Sub after the date of this Agreement, nor any modifications made to the Schedules hereto after the date of this Agreement, nor any other document delivered to Parent as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the reasonable judgment of Parent, reflect a Material Adverse Effect on Seller.

                  7.3 Conditions to the Obligations of Seller Under this Agreement. The obligations of Seller and the Shareholders under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date (and continued until the Effective Time), of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations which are made as of a particular date, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Parent and Merger Sub shall have performed in all material respects, the agreements, covenants and obligations to be performed by them prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Parent Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Parent Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Parent Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 8.1(e)(ii).

                  (b) Opinion of Counsel to Parent. Seller, and the Shareholders shall have received an opinion of Nelson, Mullins, Riley & Scarborough, L.L.P. and an opinion of Russell McVeagh McKenzie Bartleet & Co, counsel to Parent, dated the Closing Date, substantially in the form set forth on Exhibit 7.3 hereto.

                  (c) Certificates. Parent and Merger Sub shall have furnished Seller and the Shareholders with such certificates of its officers or others and such other documents to evidence fulfilment of the conditions set forth in this
Article 7 as Seller may reasonably request.

                  (d) No Material Changes. During the period from March 31, 1997 to the Closing Date, there shall not have been any Material Adverse Effect on Parent or its Subsidiaries from that reported in the Parent's Quarterly Report on form 10-Q for the quarter ended March 31, 1997, in any subsequently filed SEC Reports filed before the date of this Agreement or otherwise disclosed prior to the date of this Agreement by Parent, and Parent and its Subsidiaries shall not have sustained any material loss or damage to its or their assets, whether or not insured, that has or could have a Material Adverse Effect on its or their ability to conduct a material part of its or their business taken as a whole.

                  ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER

                  8.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Merger Sub and Seller:

                  (a) by mutual written consent of the parties hereto;

                  (b) by Parent or Seller if the Effective Time shall not have occurred on or prior to the Deadline Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

                  (c) by Parent or Seller upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and Amalgamation and the other transactions contemplated hereby shall have been denied, issued subject to terms and conditions which are not reasonably acceptable to the party affected thereby, or withdrawn at the request or recommendation of the applicable Governmental Authority despite the best efforts of the party seeking to terminate this Agreement to avoid such result;

                  (d) by Parent if (i) there shall have occurred a Material Adverse Effect on Seller from that disclosed by Seller in the Seller Financial Statements and Seller Disclosure Schedule 4.4A prepared as at, or for a period ending on December 31, 1996 or March 31, 1997 or the Seller's Disclosure Schedule; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Seller hereunder and such breach, if capable of being remedied, shall not have been remedied within 20 days after receipt by Seller of notice in writing from Parent to Seller specifying the nature of such breach and requesting that it be remedied;

                  (e) by Seller, if (i) there shall have occurred a Material Adverse Effect on Parent from that disclosed by Parent in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and SEC Reports filed between March 31, 1997 and the date of this Agreement or otherwise disclosed by Parent; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach, if capable of being remedied, shall not have been remedied within 20 days after receipt by Parent of notice in writing from Seller specifying the nature of such breach and requesting that it be remedied;

                  (f) by Parent if any of the conditions set forth in Section
7.1 or 7.2 are not satisfied and are not capable of being satisfied by the Deadline Date;

                  (g) by Seller if any of the conditions set forth in Section
7.1 or 7.3 are not satisfied and are not capable of being satisfied by the Deadline Date; or

                  (h) by Parent, if Parent's Board of Directors shall have withdrawn or materially modified its approval of the transactions contemplated by this Agreement because causing or allowing such transactions to occur would constitute a breach of the fiduciary duty of such Board of Directors (as determined in good faith after consultation with its counsel).

                  8.2 Effect of Termination. If either Parent or Seller terminates and abandons this Agreement pursuant to Section 8.1, this Agreement (other than Sections 6.5(b), 6.6(c), 6.14 and the representations, warranties and covenants referenced therein, and Section 10.1, Section 10.7 and Article 9, each of which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement. If termination occurs after Closing but prior to the Effective Time, Merger Sub shall retransfer the ordinary shares in Seller (which shall continue to hold all the ordinary shares in the Priority Subs) to the Shareholders, Glenn Sturm shall resign as a director of Seller and the Priority Subs and Exchange Agent shall return the Parent Certificate to the Parent in accordance with the Exchange Notice.

                  8.3 Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after approval of this Agreement and matters related thereto, as the case may be, by the shareholders of Merger Sub or Seller but, after any such approval, no amendment shall be made which changes the amount or changes the form of the consideration to be delivered to the Shareholders without the approval of the shareholders of the company that would be negatively affected by any such change. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  8.4 Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger and Amalgamation, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by such writing as being waived, extended or modified.

                           ARTICLE 9 - INDEMNIFICATION

                  9.1 Indemnification by Shareholders. Subject to the terms of this Article 9, Seller and the Shareholders hereby covenant and agree, jointly and severally, to indemnify, defend, save and hold harmless Parent, Merger Sub and their respective officers, directors, employees, agents, affiliates or any of their respective successors, assigns or personal representatives (collectively, the "PARENT INDEMNIFIED PARTIES"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by the Parent Indemnified Parties which arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                              (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Seller or the Shareholders in this Agreement;

                              (ii)  any misrepresentation in a document,
               certificate or affidavit delivered by Seller or the Shareholders at the Closing;

                              (iii) any guarantee or other material liability of
               Seller not otherwise disclosed hereunder or in any Seller Disclosure Schedule hereto;

                              (iv) the assertion of any claim by Seller or either Shareholder arising out of consummation of the transactions contemplated by this Agreement (unless Seller or the Shareholder prevails on such claim); or

                              (v) any claim alleging misconduct of, by or under the control of Seller or the Shareholders which is criminal or of a grossly negligent character that is attributable to events occurring prior to the Closing.

                  9.2 Indemnification by Parent. Subject to the terms of this Article 9, Parent covenants and agrees to indemnify and hold harmless Seller and the Shareholders and their respective officers, directors, employees, agents, affiliates or any of their respective successors, assigns or personal representatives (collectively, the "SELLER INDEMNIFIED PARTIES"), from and against any Indemnifiable Damages suffered by them which arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                              (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Parent in this Agreement;

                              (ii)  any misrepresentation in a document,
               certificate or affidavit delivered by Parent at the Closing; or

                              (iii) the assertion of any claim by Parent or
               Merger Sub arising out of
               consummation of the transactions contemplated by this Agreement (unless Parent or Merger Sub prevails on such claim).

                  9.3 Manner of Indemnification by Shareholders. Where Seller and the Shareholders are obligated to indemnify the Parent Indemnified Parties under clause 9.1, such indemnity obligation must be satisfied by Seller and the Shareholders, to the extent they then hold Shares of Parent Common Stock, delivering to the relevant Parent Indemnified Party such number of Shares (as adjusted to reflect share splits, reverse splits, dividends and consolidations with respect to the Parent Common Stock after the execution of this Agreement), the value of which calculated at the Market Price equals the amount of the Indemnifiable Damages until such time as the aggregate amount of all indemnity obligations satisfied in accordance with this provision equals ten percent (10%) of the Market Price of all the Shares transferred to the Shareholders pursuant to Section 1.1. Thereafter, such indemnity obligation must be satisfied by Seller and the Shareholders, at the option of the relevant Parent Indemnified Party, either:

                              (i) by paying to that Parent Indemnified Party in cash an amount equal to the applicable Indemnified Damages; or

                              (ii) to the extent the Seller or Shareholders then
               hold Shares of Parent Common Stock, by delivering to the Parent Indemnified Party such number of Shares which, when multiplied by the Market Price, equals the applicable Indemnified Damages.

                  9.4         Procedure for Third-Party Claims.

                  (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("NOTICE OF CLAIM") to the other party. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation in the case of a third-party claim against the indemnified party.

                  (b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

                              (i)   the employment has been specifically
               authorized by the indemnifying party in writing;

                              (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

                              (iii) the named parties to any action (including
               any impleaded parties) include Parent and/or Seller and the Shareholders, and the indemnified party has been advised by such counsel that representation of Parent and/or Seller and the Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

                  (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense. The party seeking indemnification shall not settle, compromise or make any admission with respect to any matter which is the subject of a Notice of Claim without the prior written consent of the indemnifying party.

                  9.5         Limitations.  Notwithstanding anything in this
Article 9 to the contrary:

                  (a) Thresholds. No indemnification under this Agreement or any other instrument or agreement to be executed and delivered by either party in connection with the transactions contemplated hereby shall be payable until (and then only to the extent that) the total of all Indemnifiable Damages giving rise to such claim(s) for indemnification equals or exceeds $100,000; provided that such limitation shall not apply to Indemnifiable Damages relating to or resulting from any misrepresentation in or breach of the representations, warranties or covenants made by the Seller or the Shareholders in Section 4.8. Furthermore, the parties agree that the aggregate liability of Shareholders, and the aggregate liability of Parent and Merger Sub, with respect to any of the matters or items referenced in Sections 9.1 and 9.2, shall not exceed, in the aggregate, $500,000.

                  (b) Exclusive Remedy. The parties hereto acknowledge and agree that this Article 9 is the exclusive remedy of the parties hereto for Indemnifiable Damages arising out of or resulting from the matters referenced in Sections 9.1 or 9.2, other than a claim or interpleader relating to or resulting from any misrepresentation in or breach of the representations, warranties or covenants made by the Seller or the Shareholders in Section 4.8. Nothing in this
Section 9.5 shall restrict the ability of Parent or Shareholders to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction; provided however that the termination, limitation or encumbrance of Parent's and its Subsidiaries' rights in any of its or their software, products or any associated intellectual property rights or documentation may not be awarded under any circumstances.

                  9.6 Recovery of Attorney Fees For Frivolous Actions. Claimant shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in pursuing any claims for Indemnifiable Damages defended by the other party on frivolous grounds or opposed for the purposes of delay or harassment.

                           ARTICLE 10 - MISCELLANEOUS

                  10.1 Expenses.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. The Shareholders represent and warrant that New Zealand and United States counsel and New Zealand tax advisers have been retained by Shareholders solely for their own account, and, consequently, no fees and expenses shall be incurred by Parent, Merger Sub, Seller or its Subsidiaries in relation to the fees and expenses of such advisers. The Shareholders further represent and warrant that they have made arrangements for all fees and expenses of such advisers to be invoiced directly to the Shareholders. Parent shall pay all other expenses and fees related to filing of the Future SEC Reports and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger and Amalgamation.

                  (b) Notwithstanding any provision in this Agreement to the contrary, if either of the parties shall wilfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the wilfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting, reasonable investment banking and reasonable printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  10.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable international express courier, sent by registered or certified mail (first class air mail if sent internationally), postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

                  (a)  If to Parent or Merger Sub, to:

                           Phoenix International Ltd., Inc.
                           500 International Parkway
                           Heathrow, Florida 32746
                           United States
                           Attn: Bahram Yusefzadeh
                           Telefax: (407) 548-5296

                           Copy to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           First Union Plaza, Suite 1400
                           999 Peachtree Street, N.E.
                           Atlanta, GA  30309
                           Attn: Glenn W. Sturm, Esq.
                           Telefax: (404) 817-6050
                           CC:  Susan L. Spencer, Esq.

                       with a copy (which shall not be required for the purposes of notice) to:

                           Russell McVeagh McKenzie Bartleet & Co
                           Level 14
                           Todd Building
                           Cnr Lambton Quay and Brandon Street
                           Wellington
                           Attn: Derek Johnston

                           Telefax: (64-4) 499-9556

                  (b)      If to Seller, to:

                           Hampton Resources Limited
                           Level 9, 70 The Terrace
                           Wellington, New Zealand
                           Attn: Ted Thomas
                           Telefax: 011-64-4-471-0109

                           Copy to:

                           Chapman Tripp Sheffield Young
                           AMP Centre
                           Grey Street
                           Wellington
                           Attn: Geof Shirtcliffe
                           Telefax: (64-4) 472 7111

                  (c)      If to the Shareholders, to:
                           Mr. Brian Leigh Thomas
                           C/- Priority Solutions Limited
                           Sun Microsystems House
                           70 The Terrace
                           WELLINGTON

                           and

                           Ms. Elizabeth Carolyn Swanston
                           C/- Priority Solutions Limited
                           Sun Microsystems House
                           70 The Terrace
                           WELLINGTON

                           Copy to:

                           Chapman Tripp Shefield Young
                           AMP Centre
                           Grey Street
                           Wellington
                           Attn: Geof Shirtcliffe

                           Telefax:  (64-4 472 7111)

or such other addresses and telefax numbers as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of three business days after the date actually sent via overnight or express courier, eight business days after mailed and upon telefax confirmation of receipt to addressee by the sender or where such confirmation is given after the close of business in the location of the addressee, at 8.00am on the next business day in such location.

                  10.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any party without the written consent of the other parties; provided, however, Parent may assign its interests herein to an entity controlling, controlled by or under common control with Parent. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

                  10.4 Entire Agreement. This Agreement, which includes the Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

                  10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  10.6 Joint and Several Liability. All obligations and liabilities of the Shareholders shall be joint and several.

                  10.7 Arbitration. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any other related documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules ("RULES") in force as of the Closing Date (except as provided otherwise in this Section) and shall be resolved by final and binding arbitration conducted pursuant to select provisions of the American Arbitration Association Rules regarding selection of arbitrators as the Appointing Authority.

                  (b) The situs of all arbitration proceedings shall be Honolulu, Hawaii, unless all parties agree in writing to another situs. Issuance of a written arbitration demand shall suspend the effect of any default entailed by the claim, controversy or dispute underlying such arbitration demand and any judicial or administrative proceedings instituted in connection therewith shall be stayed, for the duration of the arbitration proceedings.

                  (c) There shall be only one arbitrator selected by the parties in accordance with the then-existing Rules and this Section. If the parties to the dispute cannot agree on the identity of a single arbitrator within five (5) days of receipt of the arbitration demand, each of them shall appoint one (1) arbitrator and the party-appointed arbitrators shall appoint a third arbitrator within five (5) days of their appointment. If the parties fail to fulfil their obligations with respect to appointment of an arbitrator, the parties agree the American Arbitration Association shall be the Appointing Authority. All persons submitted for appointment as an arbitrator shall be on an active list of the American Arbitration Association as a practising attorney, admitted to the United States Federal District Court of Hawaii with at least five (5) years experience in commercial law and trade law. The arbitrator or arbitrators shall determine whether a default has occurred, and shall deliver its or their decision as soon as possible within ninety (90) days of the date of receipt of the arbitration demand, specifying such remedy (including money damages) as shall fully implement the intent and purposes of this Agreement and indemnify and hold harmless the prevailing party from all losses, costs and expenses (including costs of arbitration and reasonable attorneys' fees) resulting from the default.

                  (d) The proceedings, records and decision of the arbitration shall be rendered in English as the official text and shall be enforceable in the courts of the domicile of the non-prevailing party as a final decision entitled to judicial recognition and enforcement as if it were a judicial decision in a court of competent jurisdiction, and the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards shall apply to any award granted.

                  (e) Termination, limitation or encumbrance of Parent's and its Subsidiaries' rights in any of its or their software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that (i) Parent, Merger Sub, Seller and Shareholders shall be entitled to obtain equitable relief, such as injunctive relief, solely for the purpose of preservation of property (or for similar interim purposes designed to protect and preserve that party's rights and practical ability to receive appropriate relief upon conclusion of arbitration) pending the determination of the arbitration proceedings, and (ii) Parent shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software, or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

                  (f) Except as otherwise provided for injunctive relief herein, the parties expressly consent to exclusive application of the Rules within the forum of Honolulu, Hawaii for any arbitration proceeding and to the enforcement in the courts and other Governmental Authorities of New Zealand, Florida and the United States of any arbitral judgment or award rendered pursuant to this Section. The terms and provisions of this Section shall survive any cancellation, invalidation, termination, amendment or other modification to this Agreement, except to the extent expressly amended or modified in writing signed by the parties.

                  10.8 Invalidity of any Part. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Notwithstanding anything hereinbefore contained, if any provision or part of this Agreement shall, for any reason, be held invalid, illegal or unenforceable prior to the Effective Time, the parties will negotiate in good faith as promptly as reasonably possible in an effort to agree upon changes to this Agreement to remove or minimise the effect of such invalidity, illegality or unenforceability. If the parties are unable to agree upon such changes within a reasonable time, any party adversely affected by such invalidity, illegality or unenforceability may, by written notice to the other parties, terminate this Agreement whereupon the provisions of Section 8.2 shall apply.

                  IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WITNESS:                                       PHOENIX INTERNATIONAL LTD., INC.


By: /s/ Clay Scarborough                       By: /s/ Bahram Yusefzadeh
   ------------------------------                 ------------------------------
                                               Its: Chairman & CEO
                                                   -----------------------------


WITNESS:                                       HAMPTON RESOURCES LIMITED


By: /s/ JGM Shirtcliffe                        By: /s/ EC Thomas   /s/ BL Thomas
   ------------------------------                 ------------------------------
        Solicitor                              Its: Director       Director
                                                   -----------------------------


WITNESS:                                       PSL ACQUISITION LIMITED


By: /s/ Lois J. Smail                          By: /s/ Glenn W. Sturm
   ------------------------------                 ------------------------------
                                               Its: Sole Director
                                                   -----------------------------


WITNESS:                                       SHAREHOLDERS:


/s/ JGM Shirtcliffe                            /s/ BL Thomas
---------------------------------              ---------------------------------
        Solicitor                              Brian Leigh Thomas


/s/ JGM Shirtcliffe                            /s/ EC Swanston
---------------------------------              ---------------------------------
        Solicitor                              Elizabeth Carolyn Swanston